Exhibit 99.1

March 12, 2014

Essex Rental Corp. Appoints Nicholas Matthews as President and Chief Executive Officer

BUFFALO GROVE, Ill.--(BUSINESS WIRE)-- Essex Rental Corp. (Nasdaq: ESSX) ("Essex") today announced that its Board of Directors has appointed Nicholas Matthews, 41, formerly Chief Operating Officer, to President and Chief Executive Officer effective tomorrow. Mr. Matthews will also serve as a director on Essex's Board.

Laurence Levy, Chairman of the Board, stated, "After an extensive search, we are confident that Nick is the right individual to lead the Company given his proven experience at Essex and his keen focus on driving return on invested capital that he gained from his prior executive positions."

Since joining Essex approximately nine months ago, Mr. Matthews has led a number of long-term key strategic initiatives to strengthen the Company and enhance value for all Essex stakeholders including:

•	Spearheading the decision to sell surplus equipment through the sealed bid auction sale process;

•	Refining the Company's go to market strategy relating to its parts and service segment;

•	Designing operational improvements focused on increasing utilization;

•	Leading an initiative aimed at improving the Company's quality; and

•	Developing a more customer centric service oriented culture throughout the Company.

Mr. Matthews commented, "I am extremely honored to take the helm and lead Essex, a company with a strong market position, extensive asset portfolio and even greater prospects for the future. I am focused on operational excellence and financial discipline in order to reposition the Company for success. I am committed to driving success for the Company by diversifying our products and services, repositioning the fleet by divesting underutilized rental assets and creating a differentiated value proposition for our customers. I am confident that we will create long-term value for our shareholders, employees and other stakeholders."

Mr. Matthews' experience spans across a number of asset heavy manufacturing and leasing industries. Prior to joining Essex in 2013, he served as Vice President and Group Executive for Railcar Operations at GATX, a global leader in railcar leasing. Prior to GATX, he held a variety of executive and functional roles at FreightCar America and Trinity Industries.

Essex Rental Corp. will issue its fourth quarter financial results on Thursday, March 13, 2014 before the stock market opens and will conduct a conference call to discuss the operating results at 9:00 a.m. ET on Thursday, March 13, 2014. Interested parties may participate in the call by dialing (877) 407-8291 (Domestic) or (201) 689-8345 (International). Please dial in 10 minutes before the call is scheduled to begin, and ask for the Essex Rental Corp. call.

About Essex Rental Corp.

Essex, through its subsidiaries, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a large fleet, consisting primarily of cranes, as well as other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

Some of the statements in this press release and other written and oral statements made from time to time by Essex and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent

Exhibit 99.1

and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "should," "seek," the negative of these terms or other comparable terminology. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Essex's expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides, intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexrentalcorp.com. The factors listed here are not exhaustive. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

Essex Rental Corp.
Kory Glen
Chief Financial Officer
(847) 215-6522 / kglen@essexrental.com
OR
Patrick Merola
Manager of Investor Relations
(847) 215-6514 / pmerola@essexcrane.com